EXHIBIT 99.1

CB Financial Services, Inc. Announces 4.3% Increase to Quarterly Cash Dividend

WASHINGTON, Pa., Feb. 20, 2019 (GLOBE NEWSWIRE) -- CB Financial Services, Inc. (the “Company”) (NASDAQGM: CBFV), the holding company for Community Bank, today announced that its Board of Directors has approved and declared a 4.3% increase in the quarterly cash dividend from $0.23 to $0.24 per outstanding share of common stock. The dividend will be paid on or about March 21, 2019 to stockholders of record as of the close of business on March 11, 2019.

“We are pleased to announce our Board of Directors’ unanimous decision to increase our dividend to $0.24 per outstanding share of common stock,” commented Patrick G. O’Brien, President and Chief Executive Officer. “We desire to return additional value to our loyal shareholders given our strong capital position and improving performance.”

About CB Financial Services, Inc.

CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank located in Washington, Pennsylvania. Community Bank operates sixteen offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania, seven offices in Brooke, Marshall, Ohio, Upshur and Wetzel Counties in West Virginia, and one office in Belmont County in Ohio. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary.

For more information about CB Financial Services, Inc. and Community Bank, visit our website at www.communitybank.tv.

Contact:
Patrick G. O’Brien
President and Chief Executive Officer
Phone: (724) 225-2400
Fax: (724) 225-4903